June 1, 2021

Client Name

Address

City, State, Zip

RE: PLEASE VOTE, WE NEED YOUR HELP!

Dear <Client Name>:

We hope this letter finds you healthy and well. On behalf of the Tactical Fund Advisors (TFA) mutual funds, this is an important notice regarding the availability of proxy materials for a shareholder meeting of the TFA mutual funds to be held on June 24, 2021. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all the important information contained in the proxy materials before voting.

We need your help to vote a very important and time-sensitive proxy vote. The process is very simple:

1.	Review the notice and proxy statement, Shareholder Letter, and prospectus at www.okapivote.com/TFA.
2.	Cast your vote by attending the meeting or before the meeting online, by mail, or by calling 855-208-8903.

The proxy materials outlines everything in detail. You will receive the proxy card either by mail or an email from id@proxyvote.com on or around June 9th. Please be on the look out! We need your vote as soon as possible, no later than June 24th.

Below are some Q&As about the proxy solicitation process, which may answer some of your questions.

What is the goal of this vote?

•	To get your approval to reorganize the TFA mutual funds into a new structure with different service providers, as outlined in more detail in the proxy statement.

What is a proxy vote?

•	A proxy vote is a ballot cast by one person for a company’s shareholder who can’t attend an in-person meeting scheduled for June 24, 2021. More information on how to vote is included in the voting instruction form on the proxy card.

Why am I receiving this proxy vote?

•	You are a valued shareholder of at least one of five TFA mutual funds.

How do I vote?

•	You can vote online at www.proxyvote.com, call 855-208-8903, or mail your proxy card in. If you vote online or by phone, please reference your 16-digit control number highlighted on your proxy card with a box and arrow for your convenience. You are not required to provide any personal information (other than the control number) to execute a proxy.

Do I vote just once?

•	It depends. There are 5 different TFA funds. If you hold more than one fund or have multiple accounts then you will need to vote multiple times for each fund and account you hold.

What if I have questions?

•	Call 855-208-8903, our agents are available to answer your questions or to record your vote Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time.

When should I expect to receive this proxy vote?

•	We are expecting the proxy vote to be delivered to you by email around June 9th and by mail around June 14th. Please be on the look out!

Will I be receiving a call about this proxy?

•	Yes, there are voter participation requirements so calling and soliciting shareholders to vote is very normal, especially in the interest of time if shareholders do not act and vote once the proxy vote is received.

Is there a deadline to get my vote in?

•	Yes, June 24th but if we do not get enough participation we will be forced to move this date by a week or two until we get enough voter participation. Please submit your vote ASAP.

Best Regards,

Drew Horter

CEO

Investment Adviser to the TFA Funds